Exhibit 99.1

Hyperdynamics Reports Encouraging Initial Results From Oil Seeps Study of Offshore Guinea Concession Area

SUGAR LAND, Texas, Nov 19, 2009 /PRNewswire-FirstCall via COMTEX News Network/ -- Hyperdynamics Corporation (NYSE Amex: HDY) today announced that it has received encouraging preliminary results from an oil seeps study of the company's 31,000-square-mile oil and gas concession offshore Guinea. The survey was conducted by TDI-Brooks International of College Station, Texas.

"We conducted this study to survey projected sites of oil seepage in three areas of our concession," said Ray Leonard, Hyperdynamics President and Chief Executive Officer. "The samples from this survey could help to confirm the existence of multiple active hydrocarbon systems.

"We are especially encouraged by the fact that the survey was able to confirm oil slicks identified by satellite imagery, and in some cases, trace them back to their subsurface origin. Both fluid samples and drop core samples were successfully obtained from the survey, and we will be analyzing them to differentiate source rock ages," Leonard said.

Hyperdynamics has contracted GeoMark Research, Ltd. to perform the analytical work on the samples collected from both the TDI Brooks offshore sampling and onshore studies conducted in conjunction with the Republic of Guinea's Ministry of Mines and Energy.

Hyperdynamics Corporation is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements as defined by the U.S. Securities and Exchange Commission regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, risks associated with operating in a developing country in Africa, political developments in Guinea, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward-looking statements.

HDY-IR

    Contacts:  Dennard Rupp Gray & Easterly, LLC
               Ken Dennard, Managing Partner
               Jack Lascar, Partner
               (713) 529-6600
               Anne Pearson, Sr. Vice President
               (210) 408-6321

SOURCE Hyperdynamics Corporation

http://www.hyperdynamics.com

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